Exhibit 99.1

Draper Oakwood Technology Acquisition, Inc. Announces Pricing of $50 Million Initial Public Offering

San Mateo, CA, September 14, 2017 / Draper Oakwood Technology Acquisition, Inc. (NASDAQ: DOTAU, the “Company” or “Draper Oakwood”) announced today that it priced its initial public offering of 5,000,000 units at $10.00 per unit. The units are expected to be listed on The NASDAQ Capital Market (“NASDAQ”) and trade under the ticker symbol “DOTAU” beginning September 15, 2017. Each unit consists of one share of Class A common stock, one half of one warrant, each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per whole share, and one right to receive one-tenth of one share of Class A common stock upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the Class A common stock, rights and warrants are expected to be listed on NASDAQ under the symbols “DOTA,” “DOTAR,” and “DOTAW,” respectively.

The underwriters have been granted a 45-day option to purchase up to an additional 750,000 units offered by the Company to cover over-allotments, if any.

The offering is expected to close on September 19, 2017 subject to customary closing conditions.

EarlyBirdCapital, Inc., acted as sole book-running manager and I-Bankers Securities, Inc. acted as co-manager of the offering.

About Draper Oakwood

Draper Oakwood Technology Acquisition, Inc. is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to focus its search on businesses in the technology industry in North America.

Draper Oakwood is led by Executive Chairman Rod Perry and Chief Executive Officer Aamer Sarfraz. Tim Draper is serving as senior advisor to the Company.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on September 14, 2017. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, New York 10017. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Aamer Sarfraz

Draper Oakwood Technology Acquisition, Inc.

(713) 213-7061